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                             July 30, 1996



Mr. Bruce Maison
7224 Oakhill Drive
Sylvania, Ohio  43560

Dear Bruce:

    Reference is hereby made to the letter agreement dated July 30, 1996 between Environmental Purification Industries, Inc., a Delaware corporation ("EPI, Inc.") and you (the "Employment Agreement"). For purposes of this Agreement, you are referred to as "Maison."

    Meridian National Corporation ("Meridian") hereby agrees as follows:

    1. GUARANTEE. Meridian hereby guaranties performance of the obligations of EPI, Inc. under the Employment Agreement. This guaranty is a continuing and irrevocable guaranty, binding upon Meridian and its successors and assigns, and the rights and obligations of Maison under this Agreement will inure to the benefit of, and will be binding upon, Maison and his heirs, personal representatives and estate. In the event that EPI, Inc. breaches any of its obligations under the Employment Agreement, Meridian will, upon written demand by Maison, promptly perform the obligation of EPI, Inc.

    2. VOTING OF SHARES. During the term of the Employment Agreement, if Maison is nominated for election as a director of EPI, Inc., Meridian agrees to vote all of its shares of voting capital stock of EPI, Inc. in favor of election of Maison as a director of EPI, Inc.

    3. BONUS. Upon the payment of $1,300,000 to Meridian in connection with the closing of the public offering of shares of common stock of EPI, Inc. pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the proposed "spin-off" by Meridian of the companies that comprise its paint recycling business (the "Spin-Off"), Meridian will pay Maison a bonus of $65,000.

    4. SALE OF CAPITAL STOCK OF EPI, INC. BY MERIDIAN. Meridian agrees to pay to Maison a percentage of the aggregate amount of net proceeds realized by Meridian, in one or more transactions, upon the sale of the 1,200,000 shares of common stock of EPI, Inc., par value $.01 per share, Meridian will own as of the closing of the public offering in connection with the Spin-Off (the "Common Stock"), as follows:

         (a) 1.0% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds by the number of shares sold) is equal to or exceeds $1.00 per share of Common Stock but less than or equal to $1.99 per share of Common Stock;

         (b) 2.0% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds


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Mr. Bruce Maison
Page 2

    by the number of shares sold) is equal to or exceeds $2.00 per share of Common Stock but less than or equal to $2.99 per share of Common Stock;

         (c) 3.0% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds by the number of shares sold) is equal to or exceeds $3.00 per share of Common Stock but less than or equal to $3.99 per share of Common Stock;

         (d) 4.0% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds by the number of shares sold) is equal to or exceeds $4.00 per share of Common Stock but less than or equal to $4.99 per share of Common Stock;

         (e) 4.5% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds by the number of shares sold) is equal to or exceeds $5.00 per share of Common Stock but less than or equal to $5.49 per share of Common Stock; and

         (f) 5.0% of the aggregate amount of net proceeds, if the average price per share of Common Stock (calculated by dividing the aggregate amount of gross proceeds by the number of shares sold) is equal to or exceeds $5.50 per share of Common Stock.

    Such payments will be made within thirty (30) days following the date Meridian receives such net proceeds and will be subject to federal, state or local income tax withholding laws applicable to Meridian or EPI, Inc. For purposes of this paragraph 4, "net proceeds" will be deemed be the gross proceeds received by Meridian on the sale of the Common Stock less Meridian's costs of sale including, without limitation, commissions, attorneys' fees and other out of pocket expenses associated with the transaction.

    5. BINDING AGREEMENT. The rights and obligations of Meridian under this Agreement will inure to the benefit of, and will be binding upon, Meridian and its successors and assigns, and the rights and obligations of Maison under this Agreement will inure to the benefit of, and will be binding upon, Maison and his heirs, personal representatives and estate.

    6. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, will be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Toledo, Ohio, and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction thereof. The Arbitrator or Arbitrators will possess the power to issue mandatory orders and restraining orders in connection with such arbitration.

    7. NOTICES. Any notice to be given under this Agreement must be personally delivered in writing or will be deemed duly given after it is posted in the United States mail,


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Mr. Bruce Maison
Page 3

postage prepaid, registered or certified, return receipt requested, and if mailed to Meridian, must be addressed to Meridian at its principal place of business, attention: Chairman, and if mailed to Maison, must be addressed to him at his home address last shown on the records of Meridian, or at such other address or addresses as either Meridian or Maison may in the future designate in writing to the other.

    8. WAIVER. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

    9. EFFECTIVE DATE. This Agreement will become effective on the date of the closing of the public offering of shares of common stock of EPI, Inc. pursuant to an effective registration statement under the Securities Act in connection with the Spin-Off.

    10. MISCELLANEOUS. No modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement will be governed by and construed according to the laws of the State of Ohio.

    If the foregoing understanding respecting the Agreement between you and Meridian is acceptable to you, please indicate your approval by signing a copy of this letter in the space provided below and return it to me.

                             Sincerely,

                             MERIDIAN NATIONAL CORPORATION


                             By:/s/ William D. Feniger
                                -------------------------
                             William D. Feniger, Chairman


    The terms and provisions of this Agreement are hereby approved and accepted this 30th day of July, 1996.


                             /s/ Bruce Maison
                             --------------------------
                             Bruce Maison